Exhibit 99.1

NEWS RELEASE
Contacts:	Dennard Rupp Gray & Lascar, LLC
Ken Dennard, Managing Partner
Jack Lascar, Partner
(713) 529-6600
Anne Pearson, Sr. Vice President
(210) 408-6321

Hyperdynamics Receives Notification from NYSE of

Non-compliance with a Continued Listing Standard

HOUSTON, May 18, 2012 — Hyperdynamics Corporation (NYSE: HDY) announced today that, on May 14, 2012, the New York Stock Exchange (NYSE) provided notice to Hyperdynamics that it did not satisfy one of the NYSE’s standards for continued listing applicable to Hyperdynamics’ common stock.  The NYSE noted specifically that Hyperdynamics was “below criteria” for the NYSE’s price criteria for common stock because the average closing price per share of Hyperdynamics’ common stock was less than $1.00 per share over a consecutive 30-trading-day period.

Under the NYSE’s rules, in order to cure the deficiency for this continued listing standard, both Hyperdynamics’ share price and the average share price (over a consecutive 30-trading-day period), must exceed $1.00 by six months following receipt of the non-compliance notice.  Its shares will continue to be listed and traded on the NYSE during this period, subject to the Company’s continued compliance with the NYSE’s other listing requirements.

As required by the NYSE rules, Hyperdynamics will notify the NYSE, within 10 business days of receipt of the non-compliance notice, of its intent to cure the price deficiency and return to compliance with this continued listing standard.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company’s website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012.  The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company’s expectations with respect to these forward looking statements.

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HDY-IR